Exhibit 99.1

PRESS RELEASE                                                                                                    SOURCE: WPCS International Incorporated

WPCS Announces Stock Repurchase Program

EXTON, PA - (PR Newswire - First Call) - December 2, 2008) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that its board of directors has approved the repurchase up to 2,000,000 shares of WPCS’ common stock.

The repurchase will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market or pursuant to a 10b5-1 plan adopted by WPCS, which permits WPCS to repurchase its shares during periods in which WPCS may be in possession of material non-public information.

There is no assurance as to the amount, timing or prices of the repurchase. The specific timing and amount of the repurchase will vary based on market conditions and other factors. The stock repurchase program may be suspended, modified, extended or terminated by the WPCS board of directors at any time and expires December 1, 2009.

The stock repurchase program will be funded using WPCS working capital. As of October 31, 2008, WPCS had cash and cash equivalents of approximately $13 million. As of December 1, 2008, WPCS has approximately 7.25 million shares of common stock outstanding. Any shares repurchased will be retired and will subsequently decrease the fully diluted shares outstanding.

Andrew Hidalgo, CEO of WPCS International Incorporated, commented, “Based on current market prices, we believe that our stock is undervalued. The stock repurchase program should provide greater shareholder value and is a good investment for our available funds."

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com